Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Seaspan Corporation

We consent to the incorporation by reference in the registration statements on Form F-3 (Nos. 333-180895; 333-195571; 333-200639; 333-211545; 333-220176; 333-224288), Form F-3D (Nos. 333-151329; 333-202698; 333-224291) and Form S-8 (Nos. 333-173207; 333-189493; 333-200640; 333-212230; 333-222216) of Seaspan Corporation of our report dated February 16, 2018 with respect to Greater China Intermodal Investments LLC’s consolidated financial statements, which report is incorporated by reference in the Form 6-K of Seaspan Corporation dated May 11, 2018.

/s/ KPMG LLP

Chartered Professional Accountants

May 11, 2018

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a

Swiss entity. KPMG Canada provides services to KPMG LLP.